AMENDED AND RESTATED CREDIT FACILITY AGREEMENT



                  This Amended and Restated Credit Facility Agreement is made September 28, 1995 by and between MANUFACTURERS AND TRADERS TRUST COMPANY ("Bank"), a domestic corporation with an office and principal place of business located at One M&T Plaza, Buffalo, New York 14240 and PSC INC. ("Company"), a domestic corporation with an office and principal place of business located at 675 Basket Road, Webster, New York 14580.

                                R E C I T A L S:


                  A. Company and Bank are parties to a Credit Facility Agreement dated December 21, 1994 (as in effect on the date hereof, the "Existing Credit Agreement"), providing, subject to the terms and conditions thereof, for extensions of credit (by making of loans) by the Bank to the Company.

                  B. The parties hereto wish to amend and restate the Existing Credit Agreement in its entirety to provide for, among other things, an increase in the amount of availability under the revolving credit established thereunder, a decrease in the pre-default interest rate applicable to borrowings outstanding under the revolving line of credit, an extension of the revolving line of credit's expiration date and deletion of the term loan therefrom as it has been repaid in full, all as more specifically set forth herein.

                  C. As of the date hereof, there are no revolving loans outstanding pursuant to the Existing Agreement.


                             P R O V I S I O N S :


         NOW, THEREFORE, in consideration of the promises and obligations set forth in this Agreement, and the execution of this Agreement by the other, Bank and Company agree as follows:


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                                   SECTION 1

                                  Definitions

         As used in this Agreement and the Documents (as both terms are hereinafter defined) the following words and terms have the following meanings:

         1.1 "Affiliate" means any Entity which directly or indirectly, or through one or more intermediaries, Controls or is Controlled By or is Under Common Control with Company or any Subsidiary.

         1.2 "Agreement" means this Amended and Restated Credit Facility Agreement, as extended, supplemented, modified or amended from time to time.

         1.3 "Authorized Persons" means those persons listed in Schedule 1.3, each of whom are authorized to borrow money from Bank under the terms of the Revolving Credit.

         1.4 "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a legal holiday in New York State and if the legal day relates to a LIBOR Loan, an Interest Period or notice with respect to any LIBOR Loan, a day on which dealings in dollar deposits are also carried on in the London Interbank Market and banks are open for business in London.

         1.5 "Capital Assets" means such items as are properly carried as fixed assets, plants and equipment on the balance sheet of the Entity to which they relate in accordance with Generally Accepted Accounting Principles.

         1.6 "Capital Expenditure" means any expenditure to purchase a Capital Asset (including capital leases), any expenditure which materially adds to the value of a Capital Asset and/or appreciably prolongs the life of a Capital Asset, in each case to the extent charged to a capital account in accordance with Generally Accepted Accounting Principles Consistently Applied.

         1.7 "Cash Flow" means for the 12 month period ending on the last day of each Fiscal Year for the Company and the Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) Net Income plus depreciation and amortization, less Capital Expenditures (other than capital expenditures financed with purchase money indebtedness payable with a maturity of longer than one year), less dividends (in cash, property or other obligations), or distributions or other payments paid, made, or declared, or set apart for sinking or analogous fund or for the account of stock, less amounts paid for the repurchase of stock, warrants or other securities.


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         1.8      "Cash Flow Coverage" means for the referenced period,
Cash Flow divided by Current Maturities of Long Term Debt.

         1.9 "Collateral" means any interest in real property and/or in fixtures, and/or in personal property, tangible or intangible (including all federal and state licenses to the extent permitted by law), that secures payment of the Indebtedness and/or performance of any obligation of the Company or any Subsidiary to Bank under this Agreement and/or under the Documents or any of them and/or under any other agreement executed by the Company and/or any Subsidiary at any time in favor of Bank.

         1.10 "Consistent Basis" or "Consistently Applied" means, in reference to the application of GAAP, that the accounting principles observed in the current period are comparable in all material respects to those applied in preparation of the financial statements referred to in Section 3.12.

         1.11 "Controls", (including the terms "Controlled By" or "Under Common Control"), means but is not limited to the beneficial ownership (as defined in Rule 13(d) promulgated by the Securities Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended) of 20% or more of the outstanding shares of the capital stock of any corporation having any voting power for the election of directors, whether or not at the same time stock of any other class or classes has or might have voting power by reason of the happening of any contingency) or 20% or more of any equity interest in any non-corporate entity, or any other interest through which the power to direct the management or policies of a person may be exercised.

         1.12 "Current Assets" means as of the date of determination, such assets of the Company and the Subsidiaries as shall be (determined on a consolidated basis without duplication in accordance with Generally Accepted Accounting Principles) on a Consistent Basis after deduction of all applicable reserves.

         1.13 "Current Liabilities" means as of the date of determination, such liabilities of the Company and the Subsidiaries as shall be determined on a consolidated basis without duplication in accordance with Generally Accepted Accounting Principles on a Consistent Basis, including, without limitation, all obligations payable on demand or within one year after the date on which the determination is made, and final maturities and sinking fund payments required to be made within one year after the date on which the determination is made, but excluding all such liabilities or obligations which are renewable or extendable at the option of the Company to a date more than one year from such date.

         1.14 "Current Maturities of Long Term Debt" means the sum of all scheduled and unscheduled principal payments (or sinking fund payments) due to be paid in the next Fiscal Year to reduce (or to be used in the future to reduce) the long term liabilities (i.e., liabilities with a maturity of more than one year) of the Company and the Subsidiaries.

         1.15 "Documents" means all papers and instruments, agreements and other writings executed by the Company and/or any Subsidiary in connection with the Existing Credit Agreement and/or this Agreement, including but not limited to the Note, each Guaranty and each Subordination Agreement, all as executed, supplemented, modified or amended from time to time, and all Officer's Certificates.

         1.16 "Effective Date" means the first date on which the conditions precedent set forth in Section 4 below are met to Bank's satisfaction.

         1.17  "Entity"  means  any  person,  partnership,   corporation,  joint
venture, governmental agency, or business association of any kind.

         1.18 "Environmental Laws" means all Federal, state, and local laws, statutes, ordinances, rules and regulations relating to the environment, as well as judicial and administrative rulings, regulations and interpretations relating thereto, including but not limited to those relating to Hazardous Substances.

         1.19 "Environmental Permits" means all licenses, permits, approvals and consents required by any applicable Environmental Laws, and all judicial and administrative orders applicable to or binding upon the Company and/or upon any of the Subsidiaries that have been issued in connection with its ownership, lease or use of the Real Property or storage, treatment, generation, processing or disposal of Hazardous Substances thereon.

         1.20 "ERISA" means Title IV of the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended from time to time.

         1.21 "ERISA Affiliate" means any corporation or trade or business that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the IRC) as the Company or is under common control (within the meaning of Section 414(c) of the IRC) with the Company.

         1.22 "Eurocurrency Reserve Rate" means, for any LIBOR Loan for any Interest Period therefor, the daily average of the stated maximum rate (expressed as a decimal) at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period (or any part thereof) under Regulation D by the Bank against "Eurocurrency liabilities" (as such term is used in Regulation D), but without the benefit or credit of proration, exemptions, or offsets that might otherwise be available to the Bank from time to time under Regulation D. Without limiting the effect of the foregoing, the Eurocurrency Reserve Rate shall reflect any other reserves required to be maintained by the Bank against any category of liabilities that includes deposits by reference to which the LIBOR Rate for LIBOR Loans is determined, or any category of extension or credit or other assets that include LIBOR Loans.

         1.23 "Existing Agreement" has the meaning assigned to such phrase in the recitals to this Agreement.

         1.24 "Existing Note" means the $5,000,000 Revolving Credit Note dated December 21, 1994, executed by Company in favor of Bank pursuant to the Existing Agreement.

         1.25 "Event of Default" means an Event of Default as described under Section 7 hereof.

         1.26 "Fiscal Year" means the 12 month period beginning on January 1, of each calendar year and ending on December 31st of that year.

         1.27 "Generally Accepted Accounting Principles" or "GAAP" means those principles, methods and practices set forth in Opinions and Pronouncements of the Accounting Principles Board and the Financial Accounting Standards Board of the American Institute of Certified Public Accountants.

         1.28 "Guarantors" means PSC Bar Code Ltd., PSC Scanning Systems,  Inc.,
The  PSC  Foreign  Sales   Corporation,   LazerData  Holding  Corp.,   LazerData
Corporation and Instaread Corporation.

         1.29 "Guaranty" means any agreement or instrument which is a continuing guaranty of payment of the Indebtedness in an unlimited amount, whenever and wherever arising.

         1.30 "Hazardous Substances" as used in this Agreement includes all items set forth in 42 U.S.C. ss.9601(14), and petroleum and petroleum products, natural gas, explosives, radon, asbestos, polychlorinated biphenyl and pesticides (except to the extent that a pesticide registered under 7 U.S.C. ss.136(a)-(y) is normally applied).

         1.31 "Increased Cost" means any additional amounts sufficient to compensate Bank for any increased cost of funding or maintaining a LIBOR Loan as a result of any law (other than changes in tax laws imposed on the overall net income or similar measures of profitability of Bank) or guideline adopted pursuant to or arising out of the July, 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled "International Conversions of Capital Measurement and Capital Standards", or the adoption after the date of this Agreement of any law or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or the administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank or Bank's holding company, if any, with any request or direction regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, which has or would have the effect of reducing the rate of return of Bank's capital or the capital of Bank's holding company, if any, as a direct consequence of the transactions contemplated by this Agreement and related documents and agreements, the existence of Bank's commitment to provide LIBOR Loans or the Revolving Credit to a level below that which Bank or Bank's holding company, if any, would have achieved but for such adoption, change or compliance (taking into consideration Bank's policies on capital adequacy).

         1.32 "Indebtedness" means any and all monetary obligations owed by Company and/or any Subsidiary to Bank under this Agreement, and/or under any Document, and/or under any other agreement, note or obligation, whether previously executed by Company and/or any Subsidiary in favor of Bank or to be executed in the future by Company and/or any Subsidiary in favor of Bank, whether such monetary obligations are now existing or hereafter incurred, matured or unmatured, direct or contingent, secured or unsecured and regardless of whether they are represented by this Agreement, a Note, other instrument, bond, guaranty, other evidence of indebtedness or otherwise, including any extensions, renewals or changes in the form thereof, whether from time to time reduced and thereafter increased or entirely extinguished and thereafter reincurred.

         1.33 "Insolvency" means with respect to any Entity on a particular date, that on such date: (i) the fair value of the assets of such Entity is less than the total amount of liabilities, including, without limitation, contingent liabilities of such Entity; or (ii) the present fair salable value of the assets of such Entity is less than the amount that will be required to pay the probable liability of such Entity on its debts as they become absolute and matured, or such other liabilities, contingent obligations and other commitments as they mature in the normal course of business; or (iii) such Entity intends to, and/or believes that it will incur debts or liabilities beyond such Entity's ability to pay as such debts and liabilities mature; or (iv) such Entity is engaged in business or in a transaction for which such Entity's property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Entity is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

         1.34 "Interest Period" means, with respect to any LIBOR Loan, each period commencing on the date such LIBOR Loan is made or converted from a Prime Loan, or the last day of the immediately preceding Interest Period for a LIBOR Loan, and ending on the numerically corresponding day in the first, second, or third calendar month thereafter, as the Company may select as provided in
Section  2.4,  except that each  Interest  Period  which  commences  on the last
Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month.

                  Notwithstanding the foregoing, (i) if any Interest Period for any Revolving Credit Loan would otherwise end after the Revolving Credit
Expiration Date, such Interest Period shall end on the Revolving Credit Expiration Date; (ii) if any Interest Period for any LIBOR Loan would otherwise end after the Termination Date, such Interest Period shall end on the Termination Date; (iii) each Interest Period that would otherwise end on a day which is not a Business Day, shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); and (iv) notwithstanding clauses
(i), (ii) and (iii) above, no Interest Period shall have a duration of less than one month without Bank's consent and, if the Interest Period for any LIBOR Loan would otherwise be a shorter period, such Loan shall not be available hereunder for such period.

         1.35 "IRC" means that the Internal Revenue Code of 1986, as amended from time to time.

         1.36 "LIBOR Base Rate" means, with respect to any Interest Period for a LIBOR Loan, the rate per annum equal to the quotient obtained by dividing (and rounded upward to the nearest 1/100 of 1%) (i) the LIBOR Rate (as determined below) on a date two Business Days prior to the beginning of an Interest Period ("Interest Setting Date"), at which deposits in United States Dollars for a period and in an amount, comparable to the Interest Period and the principal amount of the LIBOR Loan are offered to prime banks in the London Interbank market at 11:00 a.m. (London time) on that day ("Reference Bank") by (ii) a percentage equal to 100% minus the Eurocurrency Reserve Rate. The LIBOR Rate shall be determined by the Bank on the Interest Setting Date from Telerate Page 3750 as of 11:00 a.m. (London time) on such date, or if such page or such service ceases to display such information, from such other service or method as Bank may select. The LIBOR Rate shall be further adjusted on the first day of each Interest Period to reflect any Increased Cost.

         1.37 "LIBOR Loan" means a Loan, the interest rate on which is determined on the basis of the LIBOR Base Rate plus the applicable margin.

         1.38 "Lien" means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind with respect to the referenced real or personal property (whether recorded or unrecorded), or any property that is owned under or pursuant to a conditional sales agreement, capital lease or other title retention agreement (other than an operating lease).

         1.39 "Margin Stock" means "margin stock" within the meaning of Federal Reserve Board Regulations U and X.

         1.40 "Multiemployer Plan" means a multiemployer plan defined as such in
Section 3(37) of ERISA to which contributions have been, or must be made by the Company or an ERISA Affiliate and which is covered by Title IV of ERISA.

         1.41 "Net Income" means the net income of the Company and the Subsidiaries for the relevant period determined on a consolidated basis without duplication in accordance with GAAP Consistently Applied (but excluding, in any event extraordinary and unusual items of revenue or net earnings and losses, revenues or expenses attributable to any Entity or assets acquired through any method during the relevant period and any income or loss attributable to equity of Affiliates).

         1.42 "Officers' Certificate" means a certificate signed by the President or Chief Financial Officer of the Entity required to provide such certificate and by one other officer of such Entity wherein such officers certify to the truth of certain statements made therein.

         1.43 "Plan" means an employee benefit or other plan established or maintained by the Company or any ERISA Affiliate that is covered by Title IV of ERISA, other than a Multiemployer Plan.

         1.44 "Post-Default Rate" means a floating rate per annum equal to 1% plus the Prime Rate as in effect from time to time.

         1.45 "Prime Loan" means a Loan, the interest rate on which is determined on the basis of the Prime Rate plus the applicable margin.

         1.46 "Prime Rate" means the rate of interest from time to time announced by the Bank as its prime commercial lending rate.

         1.47 "Real Property" means all real property owned by, leased or occupied by the Company and/or any Subsidiary.

         1.48 "Revolving Credit" means the revolving line of credit established under Section 2.1 below

         1.49 "Revolving Credit Availability" shall have the meaning given to such phrase in Section 2.2.1.

         1.50 "Revolving Credit Expiration Date" means September 30, 2000 or if earlier, the Termination Date.

         1.51 "Revolving Credit Loan" or "Loan" means a Loan made under the Revolving Credit, which may be a Prime Loan or LIBOR Loan.

         1.52 "Subordination Agreement" means an agreement pursuant to which a Subsidiary or other Affiliate executing the same agrees to subordinate any amounts owed to such Entity by the Company to the Company's Indebtedness to the Bank on terms and conditions satisfactory to the Bank.

         1.53 "Subsidiary" means any corporation created and existing under the laws of any state of the United States or any nation, in which the Company owns, directly, indirectly or otherwise, more than 20% of the outstanding shares of capital stock.

         1.54 "Tangible Net Worth" means on the date of determination, the sum for the Company and the Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) of the capital stock, additional paid-in capital and retained earnings (or, in the case of an additional paid-in capital or retained earnings deficit, minus the amount of the deficit) minus treasury stock, and all intangible items, including unamortized debt discount and expense, unamortized research and development expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights and all similar items which are required to be classified as intangibles in accordance with GAAP, in each case as determined in accordance with Generally Accepted Accounting Principles on a Consistent Basis.

         1.55 "Termination Date" means the date on which the Indebtedness is accelerated pursuant to Section 6.2.

         1.56 "Total Liabilities" means on the date of determination, the sum of all liabilities of the Company and the Subsidiaries as determined on a consolidated basis in accordance with Generally Accepted Accounting Principals on a Consistent Basis.

         Unless otherwise defined herein, all accounting definitions shall have the definitions given to them under Generally Accepted Accounting Principles.

         Unless the context otherwise requires, references to "Sections" are to sections of this Agreement, and references to "Schedules" and "Exhibits" are to schedules and exhibits attached hereto. Any term defined herein, unless the context otherwise requires, may be used in the singular or the plural depending on the reference.

                                                 END OF SECTION 1

                                                     SECTION 2

                                               Financial Commitments

         2.1      Revolving Credit.

                  2.1.1 Subject to the terms and conditions herein, Bank hereby establishes for the benefit and account of the Company the Revolving Credit. On and after the date hereof through the Revolving Credit Expiration Date, the Company may borrow, repay and re-borrow from Bank under the Revolving Credit, one or more Revolving Loans with an aggregate maximum principal amount not at any time exceeding the Revolving Credit Availability. In addition to the other conditions herein, Bank shall have no obligation to make a Revolving Loan under the Revolving Credit if at the time of the request and/or the making of the Loan an Event of Default or any condition or circumstance exist, which, with notice, lapse of time or both, could constitute an Event of Default and/or the Bank shall have accelerated or demanded payment of any Indebtedness.

                  2.1.2 Any loans heretofore made by Bank (the "Existing Loans") to the Company pursuant to Section 2.1.1 of the Existing Credit Agreement, and outstanding on the Effective Date shall be designated as and deemed to be Revolving Credit Loans hereunder, subject to the terms and conditions hereof.

                  2.1.3 Each Revolving Credit Loan may be either a Prime Loan or a LIBOR Loan, provided that LIBOR Loans shall only be in minimum principal amounts of $250,000.00 or such greater amount in increments of $100,000.00. Each Prime Loan outstanding under the Revolving Credit shall, prior to an Event of Default, accrue interest at the floating rate of Bank's Prime Rate. Each LIBOR Loan outstanding under the Revolving Credit shall, prior to an Event of Default, accrue interest during the applicable Interest Period at the fixed rate of 0.95% (ninety-five basis points) above the LIBOR Base Rate. The Company may convert Loans under the Revolving Credit from a Prime Loan to a LIBOR Loan at any time or convert a LIBOR Loan to a Prime Loan at the end of the Interest Period for the LIBOR Loan, in each case in accordance with and subject to the terms herein.

                  2.1.4 The Revolving Credit Loans shall be evidenced by the Amended and Restated Revolving Credit Note substantially in the form of Exhibit 2.1.4, dated the Effective Date and payable to the order of the Bank in the principal amount of Twenty Million Dollars ($20,000,000.00). The Revolving Credit Loans shall all mature and be due and payable on the Revolving Credit Expiration Date. Accrued interest on the Revolving Credit Loans shall be payable on the first Business Day of each month commencing on first month after the first Revolving Credit Loan is made and continuing thereafter until all Revolving Credit Loans are paid in full.

Payments of accrued interest on Revolving Credit Loans shall also be due and payable on the date the Revolving Credit Loans are paid in full (whether at stated maturity or by acceleration) or when any permitted prepayment is made or when one type of Loan is converted to another type of Loan, except that interest accruing at the Post-Default Rate shall be payable from time to time on demand.

                  2.1.5 Bank shall process a Revolving Credit Loan by crediting the principal amount thereof to the Company's checking account maintained with Bank or otherwise making the proceeds of the Revolving Credit Loan available to the Company and upon doing either of the foregoing, the Revolving Credit Loan shall be deemed made by Bank. The Company's right to borrow Revolving Credit Loans under the Revolving Credit and Bank's obligation to advance such Loans shall expire on the Revolving Credit Expiration Date.

                  2.1.6 Requests for Revolving Credit Loans may be made by the Company orally by an Authorized Person or in a writing (which includes without limitation a facsimile transmission), signed by an Authorized Person. The minimum amount of a Revolving Credit Loan shall be $25,000.00 or the unused portion of the Revolving Credit Line Availability, if less than $25,000.00, subject to the limitations on the minimum principal amounts of LIBOR Loans provided for in Section 2.1.3. The Company shall confirm an oral request for a Revolving Loan request by mailing written confirmation to the Bank within three Business Days of such a request. The Company's failure to provide such written confirmation shall not impose any obligation on Bank to verify any prior oral instructions. The Company may from time to time add to or delete from the list of Authorized Persons by giving Bank written notice of such changes. Notice shall be sent to Bank at 44 Exchange Street, Rochester, New York 14614, to the attention of Mr. Timothy Jones, Assistant Vice President.

                  2.1.7 Commencing January 10, 1996 and on the tenth (10th) day of each April, July, October and January thereafter through the Revolving Credit Expiration Date, the Company shall pay to the Bank a facility fee on the daily average unused amount of the Revolving Credit Availability for the previous calendar quarter at a rate per annum equal to 1/8 of one percent (0.125%).

         2.2      Revolving Credit Availability.

                  2.2.1 On the Effective Date, the Company shall have the option to elect the Revolving Credit Availability to be $5,000,000.00, $10,000,000.00, $15,000,000.00 or $20,000,000.00 (which amount is subject to reduction under Section 2.2.2 below). The Company shall make it's election by delivery on the Effective Date of a certificate executed by the Company's Chief Financial Officer. If on the Effective Date, the Company elects the Revolving Credit Availability to be less than $20,000,000.00, then after the Effective Date, subject to the terms and conditions herein, the Company may elect to increase the Revolving Credit Availability by increments of $5,000,000.00 up to a maximum $20,000,000.00 less the amount of any permanent reductions previously made pursuant to Section 2.2.2, provided that each of the following conditions are fulfilled to the satisfaction of Bank:

                           2.2.1.1 The Company shall have given notice pursuant to and in compliance with Section 2.5 below.

                           2.2.1.2 The Company shall have delivered to the Bank an Officer's Certificate in the form of Exhibit
                           2.2.1.2 and shall have given notice pursuant to and in compliance with Section 2.5 below.

                           2.2.1.3 The Company shall have paid to the Bank a facility fee equal to 0.10% (ten basis points) of the amount of the requested increase in the Revolving Credit Availability.

                           2.2.1.4 No Event of Default shall have occurred and no condition shall exist which, with notice or elapse of time, or both, would constitute an Event of Default and/or the Bank shall not have accelerated demand of payment of any Indebtedness.

                  2.2.2 The Borrower may, at any time or from time to time, permanently reduce the aggregate unused amount of the Revolving Credit Availability by giving written notice thereof as provided in Section 2.3 below, provided each partial reduction shall be in an aggregate amount at least equal to $100,000.00 or in multiples thereof.

         2.3      Optional Prepayments and Conversions.

                  2.3.1 The Company may prepay Loans or convert Loans from one type of Loan (i.e., Prime Loan or LIBOR Loan) to another type of Loan or continue a Loan of one type as the same type of Loan, at any time and from time to time, provided that:

                           2.3.1.1 The Company shall give the Bank the notice required under Section 2.5.1;

                           2.3.1.2 In the case of a conversion, Section 2.4 is not violated;

                           2.3.1.3 LIBOR Loan prepayments or conversions are made only on the last day of the Interest Period for such Loans; and

                           2.3.1.4 Prepayments are only in minimum amounts of $100,000.00 or in integral amounts thereof.


         2.4 Limitation on LIBOR Loans. The Company shall specify in the notice provided to the Bank for a borrowing, continuation or conversion of a LIBOR Loan the duration of each Interest Period for the LIBOR Loan, which may be for one, two or three calendar months. No more than six separate Interest Periods in respect of LIBOR Loans that are Revolving Credit Loans may be outstanding at any one time.

         2.5      Additional Terms

                  2.5.1 Notices by the Company to the Bank (together with any applicable certificates) of increases, or permanent reductions in the Revolving Credit Availability, of borrowings, conversions, continuations and optional prepayments of Revolving Credit Loans or of Interest Period durations shall be irrevocable and shall be effective only if received by the Bank not later than 12:00 p.m. Rochester, New York time on the number of Business Days prior to the date of the relevant increase, reduction, termination, borrowing, conversion, continuation or prepayment or for the first day of such Interest Period specified below:

Notice and Certificate (if applicable)              Number of Business Days

Increase of Revolving Credit
Availability                                                     5

Permanent Reduction
of Revolving Credit Availability                                 3

Borrowing or Prepayment of, or               Same day, provided notice is given
Conversion into, Prime Loans                 prior to 12:00 p.m. Rochester, New
                                             York time

Borrowing or Prepayment of, or
Conversions into, Continuations
as, or duration of Interest Period
for LIBOR Loans                                                   2

         Each such notice of increase or permanent reduction in Revolving Credit Availability shall specify the amount to be increased or permanently reduced and in the case of an increase, shall be accompanied by payment of the required facility fee or an authorization to deduct such payment from the Company's checking account maintained at the Bank. Each such notice of borrowing, conversion, continuation or optional prepayment shall specify the type of Loan to be borrowed, converted, continued or prepaid and the amount and type of Loan to be borrowed, converted, continued or prepaid and the date of borrowing, conversion, continuation or optional prepayment (which shall be a Business Day). Each such notice of the duration of an Interest Period shall specify the Loans to which such Interest Period is to relate. In the event that the Company fails to select the type of Loan, or the duration of any Interest Period for any LIBOR Loan, within the time period and otherwise as provided herein, such Loan (if outstanding as a LIBOR Loan) will be automatically converted into a Prime Loan on the last day of the then current Interest Period for such Loan, or (if outstanding as a Prime Loan), remain as, or (if not then outstanding) will be made as a Prime Loan.

                  2.5.2 The date, type, interest rate and duration of Interest Period (if applicable) of each Loan made by the Bank to the Company, and each payment made on account of the principal thereof, shall be recorded on the books of the Bank and, prior to any transfer of the Revolving Credit Note, the Bank shall endorse on the schedule attached thereto all such appropriate information; provided, that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Company to make a payment when due of any amount owing hereunder or under the Note.

                  2.5.3 The Bank is authorized to act on oral or written instructions given pursuant to this Section 2 of any person identifying himself as an Authorized Person and the Company will be bound by such instructions. The Company hereby indemnifies and holds Bank harmless from any liability (including reasonable attorneys' fees) which may arise as a result of Bank's reliance on such requests and/or instructions received from an Authorized Person whether oral or written.

                  2.5.4 Interest on all Loans shall be calculated on the basis of a 360 day year for the actual number of days elapsed. Changes in the accruing interest rate on all Prime Loans as a result of a change in Bank's Prime Rate shall be effective on the date that such change is made by Bank, without notice to the Company. Notwithstanding anything herein to the contrary, after and during the continuation of an Event of Default, interest shall accrue on all Loans at the higher of the rate then accruing on each Loan or the Post-Default Rate. At no time shall the Company be obligated or required to pay interest hereunder at a rate which exceeds the maximum rate permitted by applicable law or regulation. If by the terms of this Agreement or the Note, the Company is at anytime required or obligated to pay interest at a rate in excess of such maximum rate, such rate of interest shall be deemed to be immediately reduced to such maximum legal rate, and each payment of interest that exceeds the maximum rate shall be deemed a voluntary prepayment of principal.

                  2.5.5 If any  payment  owed by the  Company  to Bank under any
Note is not made within five days of the date when due, the Company shall pay Bank a late charge equal to the greater of $50.00 or 5% of the overdue payment or Bank's then current late charge as announced by Bank then time to time.

                  2.5.6 All payments due under this Agreement and/or under any Note shall be made no later than 3:00 p.m. Rochester, New York time on the date when due, at Bank's principal place of business in lawful money of the United States. Unless otherwise applied by Bank in its sole discretion, all payments shall be applied first to unpaid late charges, if any, then to accrued interest, then to principal on the obligation to which the payment relates.

                                End of Section 2

                                   SECTION 3

                         Representations and Warranties

          The Company represents and warrants to Bank that:

         3.1 Corporate Existence. The Company and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and duly authorized to do business in every other place where the character of its property or the nature of its business makes such licensing or qualification to do business necessary and where any failure to so qualify would have a material adverse effect on the Company and the Subsidiaries, taken as a whole.

         3.2 Affiliates and Subsidiaries. Except as described in Schedule 3.2, neither the Company nor any of the Subsidiaries have any Affiliates or Subsidiaries. Neither the Company nor the Subsidiaries are bound by any agreements, warrants, rights, options, commitments or other agreements that may require them to sell or issue to anyone any securities of any Subsidiary. None of the capital stock of the Subsidiaries is pledged to anyone and no one has a claim of any kind to such stock.

         3.3 Organizational Documents. The Company has furnished to Bank, currently effective, certified copies of the Company's and each Subsidiary's Certificates of Incorporation (or equivalent document under applicable law) and all amendments thereto or other certificate filed with the Secretary of State of New York (or the applicable governmental authority in the jurisdiction of formation), and a copy of the Company's and each Subsidiary's currently effective By-Laws (or equivalent document under applicable law), certified by each corporation's secretary.

         3.4 Power, Authority and Enforceability. The execution and delivery of this Agreement and the borrowings to be made hereunder, the execution of the Documents, the consummation of the transactions herein contemplated, and the performance of any term, covenant or condition herein provided for, are within the corporate powers of the Company and have been duly authorized by all proper and necessary corporate action by the Company and are not in conflict with, nor will result in a breach under the Certificate of Incorporation, By-Laws, any indenture, or any corporate resolution or restriction of the Company. This Agreement and all Documents required to be executed by the Company in connection with this Agreement, when executed and delivered to Bank, will constitute legal, authorized, valid and binding obligations of the Company, enforceable in accordance with its respective terms, subject to the laws governing bankruptcy, insolvency and moratorium and the principles of equity and other laws affecting creditors rights generally.

         3.5 Capitalization. The Company's entire authorized capital common stock consists of 25,000,000 shares of common stock, par value $.01 per share, of which as of the date hereof 9,950,000 shares are issued and outstanding. All outstanding shares of the Company's common stock are duly authorized, validly issued, fully paid, non-assessable and do not have preemptive rights. The Company has complied with all Federal and state laws relating to the issuance of securities.

         3.6 Approvals. No consent, approval, permit, authorization, or declaration to or filing with any governmental authority is required for the Company or any Subsidiary to complete the transactions contemplated by this Agreement or any of the Documents.

         3.7 Title to the Company's Assets. The Company and each Subsidiary has good, valid and indefeasible title to all of its assets, free and clear of any Liens of any kind, except for Liens in favor of Bank, Liens described in
Schedule 3.7 and the following Liens:

                  3.7.1 Liens imposed by any governmental authority for taxes, assessments or charges not yet due or which are being contested in good faith and by appropriate proceedings and for which adequate reserves with respect thereto are maintained on the books of the Company, or affected Subsidiaries, as the case may be, in accordance with GAAP;

                  3.7.2 carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days, or which are being contested in good faith and by appropriate proceeds;

                  3.7.3 pledges or deposits under Workers' Compensation, Unemployment Insurance and other Social Security legislation; and

                  3.7.4 deposits to secure the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business.

         3.8 Intellectual Property. The Company and each Subsidiary has all necessary permits contracts, trademarks, trade names, copyrights and licenses to carry on their respective businesses as now conducted without known conflict with the valid permits, contracts, trademarks, trade names, copyrights or licenses of others.

         3.9 Material Agreements and Certain Liabilities.  Set forth on Schedule
3.9 is a complete and correct list of each credit agreement, loan agreement, note, indenture, guarantee, letter of credit or other arrangement to which the Company or any Subsidiary is a party and that provides for or otherwise relates to indebtedness or any extension of credit in excess of $500,000.00. Neither Company, nor any Subsidiary has been notified that it is in material breach of the payment or performance of any material agreement (including without limitation those listed on Schedule 3.9 and those contracts and agreements with their customers), or that any customer has a material offset against or defense to sums it owes any of them under any material contract. Neither the making of this Agreement nor the performance of or compliance with the terms of this Agreement or any Document called for hereunder will result in the creation or imposition of any Lien upon any of the property or assets of the Company or any Subsidiary, by operation of law or pursuant to the terms of any agreement, instrument or otherwise. Neither the Company nor any Subsidiary is a party to any negative pledge agreement or other type of agreement prohibiting or restricting its ability to grant a Lien on its assets. Neither the Company nor any Subsidiary is liable, directly or indirectly, for the payment or collection of any liability, indebtedness, claim or obligation of any Entity, except guaranties in favor of Bank and the Company's Guaranty of Performance and Payment in favor of Manufacturers Hanover and Trust Company referred to in
Section 6.1 below, and does not have any other contingent liability of any nature or kind or any so called "off balance sheet" liabilities.

         3.10 Company's Financial Statements. The Company has provided to the Bank true and complete copies of the Company's audited consolidated and consolidating statements of income, retained earnings and cash flow for the Fiscal Year ended December 31, 1994 and the corresponding balance sheet dated as of December 31, 1994 and quarterly consolidated and consolidating statements of income, retained earnings and cash flow for each of the fiscal quarters ended as of March 31, 1995 and June 30, 1995 and each corresponding balance sheet dated as of such dates. Each of the foregoing financial statements were prepared in accordance with Generally Accepted Accounting Principles Consistently Applied and are correct and complete in all respects and truly represent the consolidated financial condition of the Company as of the dates of the balance sheets and the results of operations of the Company on a consolidated basis for the period covered by the statements of income. As of the date hereof, there has been no adverse change in the consolidated financial condition of the Company, or its assets as reflected in the most recent consolidated financial statements delivered to Bank.

         3.11 Litigation. Except as described in Schedule 3.11, there is no litigation or any action or proceeding to which the Company, or any Subsidiary is a party before any court, commission or administrative agency or other governmental authority pending, or, to the knowledge of the Company threatened against or affecting the Company, or any Subsidiary which could materially adversely affect the Company's business, financial condition or financial performance in excess of $250,000.00. Neither the Company nor any Subsidiary is in default with respect to any order, writ, injunction or decree of any court or any federal, state, municipal or other governmental agency or instrumentality, domestic or foreign.

         3.12 Taxes. To the best of the Company's knowledge, no investigation of the tax liability of the Company, or any Subsidiary by any state or federal agency or authority is pending or threatened. The Company and each Subsidiary has filed all returns which have become due or which are required by law to be filed (including but not limited to franchise tax returns), and have paid all taxes which have or may become due pursuant to those returns (including but not limited to franchise taxes) or pursuant to any assessment received by them.

         3.13 Compliance with Laws. To the best of the Company's knowledge, all present and anticipated conduct of the businesses of the Company, and each Subsidiary and present and anticipated ownership and use of their assets is in full compliance in all material respects with all applicable laws, regulations and orders of any governmental authority or agency including but not limited to zoning, building, health, safety, OSHA, environmental and equal employment laws, rules, regulations and orders. The Company and each Subsidiary has filed all necessary notices, reports, registrations and other filings required to be made with any governmental authority for which the failure to file would have a material adverse effect on any of them, including without limitation in the case of the Company, all reports, statements and filings required under the Securities Exchange Act of 1934, as amended.

         3.14 True and Complete Disclosure. Neither this Agreement, nor any other Document or writing delivered to Bank by the Company (which has not been superseded by another writing delivered by Company to Bank prior to the date hereof and which Company has specifically identified as superseding a prior writing delivered to Bank) or any Subsidiary or by any of their respective officers or agents, nor any financial statement or certificates delivered to Bank by any of them contain any untrue or incorrect statement or omit any fact necessary to make any statement contained therein, not misleading. The Company has not failed to disclose to Bank any fact that has had or can be reasonably expected to have a materially adverse effect on the assets or condition (financial or otherwise) of the Company or any Subsidiary.

         3.15 ERISA. Neither the Company nor any Subsidiary sponsors or maintains for its employees any Plan or sponsors or participates in any manner in any Multi-Employer Plan other than the Plan described in Schedule 3.15 (the "Existing Plan"). The Existing Plan is qualified under IRC Section 401 and the Company has received a favorable determination letter to that effect from the Internal Revenue Service. To the best of Company's knowledge , the Existing Plan is in full compliance with all existing laws, rules and regulations and is not underfunded.

         3.16 Environmental Matters. Neither the Company nor any Subsidiary is a party to any existing action or administrative proceeding involving any Environmental Law and the Company is not aware of any threatened action, administrative proceeding or claim against the Company and/or against any Subsidiary involving any Environmental Law. Further, to the best knowledge of the Company, the Company and each Subsidiary is in compliance with all Environmental Laws and has all necessary Environmental Permits.

         3.17 Insolvency. Neither Company nor any Subsidiary is Insolvent nor will become Insolvent as a result of the transactions contemplated under this Agreement or any Document nor any other transaction or business which the Company or any Subsidiary contemplates.

         3.18 Illegal Activities. Neither the Company nor any Subsidiary, nor to the knowledge of the Company, any of their respective directors, officers, agents, employees, or other persons associated with or acting on behalf of any of them has, directly or indirectly, violated any laws pertaining to illegal gifts or payments or similar matters in connection with their respective businesses.

         3.19 Investment Company Act. Neither the Company, nor any Subsidiary is an "investment company", or a company "controlled" by an "investment company", within the meaning or the Investment
Company Act of 1940, as amended.

         3.20 Use of Proceeds. Neither Company nor any Subsidiary is engaged principally , or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.

         3.21 Existing Agreement, Etc. Valid. The Existing Agreement and the Existing Note and each Guaranty and Subordination Agreement executed and delivered pursuant to the Existing Agreement are all in full force and effect and are the valid and binding obligations of Company and/or of the other Entity which executed them, and there are no offsets or defenses of any nature or kind relating thereto.

         3.22 No Default Under Existing Agreement, Etc. Company is not in default under the Existing Agreement or the Existing Note and no Subsidiary is in default of or has breached the Guaranty or Subordination Agreement executed and delivered pursuant to the Existing Agreement, and no condition exists, which, with notice, lapse of time or both, would constitute a default under the Existing Agreement, the Existing Note or Guaranty or Subordination Agreement executed pursuant to the Existing Agreement.



                                End of Section 3

                                   SECTION 4

                  Conditions Precedent to Financial Commitment


         Bank's  obligation  to make  the  financial  commitments  described  in
Section 2 is subject to the performance by the Company of all covenants and conditions to be performed by it on or prior to the Effective Date and to the accuracy and correctness of all representations and warranties contained in this Agreement on and as though made on the Effective Date and to the following further conditions being satisfied on or prior to the Effective Date:

         4.1 Officer's Certificate. The Company shall have provided Bank with an Officer's Certificate which will be substantially in the form of Exhibit 4.1, which shall:

                  4.1.1 Set forth the names and addresses of its officers.

                  4.1.2 Contain the signatures of its officers authorized to execute this Agreement, the Documents and any other agreements or instruments to be executed by it.

                  4.1.3        Set forth the names of its directors.

                  4.1.4 Have attached thereto copies of its Certificate of Incorporation and all amendments thereto.

                  4.1.5 Have attached thereto copies of its current By-Laws and all amendments thereto.


         4.2 Subsidiary Acknowledgements. Each Subsidiary shall have executed and delivered to Bank an acknowledgement and agreement as to the enforceability of and lack of defenses or offsets to its obligations under the Guaranty and Subordination Agreement that it previously executed and delivered to the Bank in connection with the Existing Credit Agreement, which shall be in a form and substance satisfactory to Bank.

         4.3 Authorizing Resolutions. The Company shall have delivered to Bank a certificate executed by its secretary, affirming the continued effectiveness of resolutions duly adopted by its Board of Directors which shall, among other things:

                  4.3.1 Approve the form of this Agreement and all of the Documents.

                  4.3.2 Authorize the execution, delivery and performance of the obligations under this Agreement and the Documents.

                  4.3.3 Authorize the President or any other officer to take such other actions as are necessary or desirable to carry out the transactions contemplated under this Agreement and the Documents.

         The certificate required under this Section 4.3 shall be in the form of
Exhibit 4.3 with the blanks appropriately completed.

         4.4 Enforceability. On the Effective Date, Bank and its attorneys shall be satisfied in their sole discretion that this Agreement and all Documents are all valid and binding obligations of the Entity which executed them, enforceable according to their respective terms.

         4.5 Amended and Restated Revolving Credit Note. On the Effective Date, the Company shall have executed and delivered to the Bank the Amended and Restated Revolving Credit Note in the principal amount of Twenty Million Dollars ($20,000,000.00).

         4.6 No Material Adverse Change. There shall have been no material adverse change in the business, assets or condition
(financial or otherwise), of the Company since June 30, 1995.

         4.7 No Liens. The Company shall have no Liens other than those permitted under Section 3.7 and shall have provided the Bank with certified copies of Requests for Information (Form UCC-11) from both the Monroe County Clerk's Office and the New York Department of State which shall show no Liens on the assets of the Company or any Subsidiary, except for the Liens permitted under Section 3.2.

         4.8 Opinion Letter. The attorneys for the Company and each Subsidiary shall have delivered to Bank an opinion letter which shall be in the form of
Exhibit 4.8 and dated as of the Effective Date. The contents of the opinion and any limitations shall be satisfactory to Bank and its attorneys in their sole discretion.


         4.9  Evidence  of  Insurance.   The  Company  will  provide  Bank  with
satisfactory evidence of its compliance with the requisite insurance coverage called for in Section 5.11 of this Agreement.

         4.10 Legal Details. All legal details in connection with the Agreement and all Documents shall have met with the approval of Bank and Woods, Oviatt, Gilman, Sturman & Clarke, LLP, Counsel for
Bank.

         Bank, at its sole option, may extend the time in which the Company is required to provide any of the Documents required to be delivered under this Agreement or to satisfy or otherwise fulfill any condition set forth above. Such extensions may be written or oral, express or implied. Such extensions shall not operate as a waiver of the requirement that such Document be provided, and the Company's failure to provide such Document or Documents to Bank after the Effective Date shall, after three days' (or less if reasonable under the circumstances) advance notice to the Company, at Bank's option, constitute an Event of Default under Section 7 of this Agreement. The requirement that the Company deliver to Bank any Document called for under this Agreement, may only be waived in a writing signed by Bank.

                               End of Section 4

                                                     SECTION 5

                               Affirmative Covenants

         The Company covenants and agrees that, until the Indebtedness is paid in full and the Company does not have any further rights to borrow hereunder, the Company shall do each of the following:

         5.1 Annual Financial Statement Furnish to Bank as soon as available, and in any event within 90 days after the end of each Fiscal Year, copies of the Company's annual consolidated and consolidating statements of income, retained earnings and cash flow for such Fiscal Year, as well as consolidated and consolidating balance sheets as of the end of such Fiscal Year, setting forth in each case in comparative form the corresponding figures of the preceding Fiscal Year. All such statements shall be in reasonable detail, including all supporting schedules and comments, audited by an independent public accounting firm of recognized standing, selected by the Company and satisfactory to Bank. All statements shall be prepared in accordance with Generally Accepted Accounting Principles Consistently Applied and carry the unqualified opinion of such accounting firm.

         5.2 Quarterly Financial Statements. Furnish to Bank within 45 days of the end of each of the first three quarterly fiscal periods of each Fiscal Year of the Company, consolidated and consolidating statements of income, retained earnings and cash flow of the Company for such period and for the period from the beginning of the respective Fiscal Year to the end of such period, and related consolidated and consolidating balance sheets as the end of the period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding period in the preceding Fiscal Year. All statements shall be in reasonable detail, subject to year end adjustments and certified by the Chief Financial Officer of the Company to have been prepared in accordance with Generally Accepted Accounting Principles Consistently Applied by the Company during the period covering the quarterly financial statement.

         5.3 SEC Documents. Furnish to the Bank promptly, upon their becoming available, copies of all registration statements, prospectuses, reports or notices, if any, which the Company shall have filed with the Securities Exchange Commission (or any governmental agency substituted therefor), or any national securities exchange, and promptly upon the mailing thereof to the shareholders of the Company, generally, copies of all financial statements, reports and proxy statements so mailed.

         5.4 Other Information. Furnish to Bank such additional financial statements and other information as Bank may from time to time reasonably request.

         5.5 Access to Records and Inspection. Permit Bank, by its officers and agents, upon reasonable notice to have and inspect at all reasonable times the minute books, other corporate records and books of account and financial records of the Company and the Subsidiaries and their respective properties and assets.

         5.6      Notice of Extraordinary or Special Reports, Etc.  Furnish
                  -----------------------------------------------
     to Bank, promptly after being filed or distributed, any extraordinary or special reports or statements which the Company and/or any Subsidiary was required to make or file with any governmental authority or agency. Upon written request of Bank, the Company shall make available to the Bank and cause each Subsidiary to make available to the Bank for examination copies of all such reports or statements, and copies of orders in any proceedings to which the Company and/or any Subsidiary is a party and that is issued by any court or governmental authority. Further, the Company shall promptly notify the Bank of any release of a Hazardous Substance at any Real Property.

         5.7 Notice of Litigation. Notify Bank promptly in writing if any litigation or proceeding is instituted or threatened in writing against the Company and/or against any Subsidiary, in which the total recovery demanded is in excess of $500,000.00 which is not covered by insurance, or of any other event or condition which materially and adversely affects or threatens to affect the business, assets or condition, financial or otherwise, of the Company and/or any Subsidiary.

         5.8 Notice of Event of Default. As promptly as practicable, notify Bank of the occurrence of any Event of Default, or any breach of any obligation under this Agreement and/or under any Document of which the Company obtains knowledge.

         5.9 Taxes. File all Federal tax returns and all state and local tax returns that are required to be filed, except for the failure to file which would not singly or in the aggregate have a material adverse effect on the financial condition of the Company and the Subsidiaries (taken as a whole), and has or will have been timely paid or caused to be paid all taxes as shown on said returns or any assessment received except to the extent that any such taxes being contested in good faith by appropriate proceedings and for which appropriate reserves have been established.

         5.10 Discharge of Liabilities. Pay and discharge when due all of the respective material liabilities, obligations and taxes of the Company and each Subsidiary, except as such obligations are being duly contested in good faith by appropriate proceedings, provided an appropriate reserve has been provided therefor.

         5.11 Insurance. Maintain or cause to be maintained insurance, of kinds and amounts and with insurance companies reasonably satisfactory to the Bank. The Company shall provide to the Bank, no less often than annually, and upon its request, a detailed list, with evidence satisfactory to the Bank, of its insurance carriers and coverage, and shall obtain such additional insurance as the Bank may reasonably request. Hazard insurance policy shall name the Bank as an additional insured for personalty, and all policies shall provide for at least 30 days prior notice of cancellation to the Bank.

         5.12 Maintenance of Corporate Existence. Do all things necessary to maintain and preserve the corporate existences and all franchises, rights and privileges necessary for the proper conduct of the businesses of the Company and the Subsidiaries in full force and effect, and comply with the requirements of all applicable laws and all rules, regulations and regulatory agencies and authorities having jurisdiction over it. Further, the Company and each of the Subsidiaries shall maintain adequate records and books of account, in which complete entries are made in accordance with GAAP Consistently Applied.

         5.13 Additional Opinion, Etc. Furnish from time to time in form satisfactory to Bank and Bank's counsel such supporting opinions, certificates, consents and assurances as are required pursuant to the terms of this Agreement or any Document.

         5.14 ERISA. Comply in all material respects with the provisions of ERISA and the regulations and interpretations related thereto, the failure to comply with which would have a material adverse effect on the Company or any Subsidiary.

         5.15 Removal of Hazardous Materials. Promptly remove and/or remedy, at its own expense, any environmental contamination and/or Hazardous Substances required to be removed from any Real Property or remedied by law.

         5.16 Current Ratio. Maintain at all times a ratio of Current Assets to Current Liabilities equal to or greater than 1.50 to 1.0.

         5.17 Leverage Ratio. Maintain at all times a ratio of Total Liabilities to Tangible Net Worth equal to or less than 3.0 to 1.0.

         5.18     Tangible Net Worth.

                  5.18.1 Have, as of the end of each Fiscal Year, commencing with the Fiscal year ended December 31, 1995 a Tangible Net Worth of $10,000,000.00 or more; and

                  5.18.2 Not allow its Tangible Net Worth as of the end of any Fiscal Year to decrease by more than 10% from its

                  Tangible Net Worth as of the last day of the previous Fiscal Year, provided, however, that solely for purposes of calculating the perecentage decrease under this Section 5.18.2, any restructuring charges or write-downs totalling $10,000,000.00 or less with respect to any business or group of assets acquired by the Company after the date hereof shall not be taken into account.

         5.19 Cash Flow Covenant. Have, for each Fiscal Year Cash Flow Coverage equal to or greater than 1.3 to 1.0.

                               End of Section 5

                                                     SECTION 6

                                                Negative Covenants

         The Company covenants and agrees that until the Indebtedness is paid in full and the Company has no further rights to borrow hereunder, neither the Company nor any Subsidiary shall do any of the following, without the prior written consent of Bank.

         6.1 Guarantees, Etc. Be liable as surety, guarantor, endorser, or assume the payment of any debt, obligation or dividend of any individual, corporation or other Entity, except for: (i) the endorsement of checks and other negotiable instruments for deposit or collection in the ordinary course of their businesses; (ii) Guarantees in favor of Bank; (iii) a Guaranty of Performance and Payment dated as of December 19, 1988 executed by the Company in favor of Manufacturers Hanover Trust Company pursuant to which the Company's maximum liability is $930,000.00, as it is in effect on the date hereof; and (iv) other guarantees given by Company, provided that the Company's obligations and liability under all such guarantees do not at any time exceed $500,000.00 in the aggregate.

         6.2 Loans, Etc. Lend or advance money (excluding advances to employees in the ordinary course of business or pursuant to the terms of the Company's 1994 Stock Option Plan and the Company's 1987 Stock Option Plan) to any Entity (including advances to any officer, director, shareholder or employee to allow such Entity to acquire the assets of any Entity or to allow such Entity to acquire stock of any Entity) except for loans made by the Company that do not singly or in the aggregate have an unpaid balance at any time of greater than $500,000.00.

         6.3 Issuance of Preferred or Preference Stock, etc. Issue, distribute or otherwise permit to be outstanding at any time, any preferred, preference or other stock (i) that requires the Company, to purchase such stock or permits the holder thereof to require the Company to purchase such stock, (ii) that provides for a dividend or distribution rate which is higher than is being paid by Entities of a similar creditworthiness as the Company under then prevailing general economic and market conditions, or (iii) that if issued as of the first day of the immediately preceding Fiscal Year and, assuming all dividends and other payments provided for in connection therewith had been paid out, would not have resulted in the Company having violated Section 5.19 as of the last day of the previous Fiscal Year.

         6.4 Liens Mortgage, pledge, assign, grant a security interest in, cause any Lien to attach to or any levy to be made on any assets, real or personal, tangible or intangible, of the Company or any Subsidiary (whether now owned or hereafter acquired) except for:

                  6.4.1 Taxes, assessments or changes which are not delinquent, or if delinquent, which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or the affected Subsidiary, as the case may be, in accordance with GAAP;

                  6.4.2 Deposits or pledges in connection with or to secure the payment of workmen's compensation, unemployment insurance, social security or other statutory obligations;

                  6.4.3             Any Lien in favor of Bank;

                  6.4.4   Mortgages,   conditional   sale  contracts,   security
                  interests or other arrangements for the retention of title incurred after the date hereof given to secure the payment of the purchase price incurred in connection with the acquisition of Capital Assets useful and intended to be used in carrying on the business of the Company or any Subsidiary, provided that (i) the Lien shall attach solely to the property acquired or purchased, (ii) at the time of acquisition of such Capital Asset, the aggregate amount remaining unpaid on all indebtedness secured by Liens on such Capital Assets whether or not assumed by the Company or a Subsidiary shall not exceed an amount equal to 100% of the lesser of the total purchase price or the fair market value thereof at the time of acquisition of such Capital Asset, and (iii) all such indebtedness shall have been incurred without violation of the requirements of this Agreement, including after giving effect to the debt incurred in connection therewith; and

                  6.4.5 Liens given in connection with debt other than the Indebtedness, provided that (i) at the same time, such Liens are granted to any other lender the Liens covering the same collateral are granted to and in favor of Bank to secure the Indebtedness, (ii) those Liens in favor of the Bank are of the same priority and on a pari passu basis with the Liens granted the other lender, (iv) the Liens granted the other lender are subject to an intercreditor agreement which provides for a pro rata sharing of the proceeds from the collateral covered by such Liens on the basis of debt owed to such other lender and is otherwise satisfactory to Bank in all respects (v) the other lender's debt secured by such Liens is otherwise satisfactory to Bank in all respects and such other debt shall have been incurred without otherwise violating the requirements of this Agreement, including after giving effect to such debt.

         6.5 Mergers, Etc. Merge or consolidate with, or into, or otherwise combine with any other Entity (whether as a result of a reorganization, exchange of stock or assets or otherwise) in any way or manner whatsoever, or create or acquire any new Subsidiary or the assets or stock of any other Entity or make any acquisitions of any businesses in any form. Notwithstanding the foregoing, the Company may engage in (i) a merger, consolidation or asset acquisition, if, after full conversion of any convertible securities issued in connection therewith, the shareholders of the corporations which merge into the Company or the owner or owners of the assets acquired by the Company would be the beneficial owners of less than 50% of the voting power of the Company or (ii) a merger with any Subsidiary, provided, however, that in the case of any such permitted transactions the Company shall be the continuing or surviving corporation, and after giving effect to the relevant transaction no Event of Default or event which, with the passage of time or the giving of notice, could constitute an Event of Default shall have occurred, and after giving effect to such transaction, the Company would not have violated any of the covenants herein, including without limitation the financial covenants.

         6.6 Transfer of Assets. Except for sales of assets after the date of the Existing Agreement (all of which do not have an aggregate fair market value in excess of $500,000.00) or assets which are transferred by the Company to a Subsidiary which has executed and delivered a Guaranty to the Bank or assets transferred by a Subsidiary to the Company, sell, transfer, lease or license to or assign any assets to any Entity except for sales of inventory in the ordinary course of business.

         6.7 Creation of Multi-Employer Plans. Participate in, sponsor in any manner, or become liable under any Multi-Employer
Plan.

         6.8 Licenses. Enter into as a licensor, any license agreements unless the Company receives under the license fair market value compensation for the rights licensed by the Entity granting the license.

         6.9 Transactions with Affiliates. Enter into or be a party to any transaction or arrangement with any Affiliate (not including transactions between or among the Company and any Subsidiary existing as of the date hereof), including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any other Affiliate, except in the ordinary course of business and pursuant to the reasonable requirements of the Company's business and upon fair and reasonable terms no less favorable to the Company that would apply in comparable arms length transactions with a person other than Affiliate.

                          End of Section 6

                                   SECTION 7

                             Defaults and Remedies


         7.1 Events of Default. The occurrence of one or more of the events described in Sections 7.1.1 through 7.1.22 below shall constitute an Event of Default under this Agreement:

                  7.1.1 The Company's failure to pay interest and/or principal on any Indebtedness or any fee or other amount due hereunder within 10 days of when due.

                  7.1.2 The occurrence of any breach of or default under any Guaranty or Subordination Agreement or any breach of or default by Company under any or any other Document executed by Company or any Subsidiary in favor of Bank at any time whether or not related to this Agreement or the transactions contemplated hereunder.

                  7.1.3 The failure of Company or any Subsidiary to pay when due, any other indebtedness for borrowed money due under any other agreement with any creditor other than Bank or to otherwise default therein, provided such failure to pay or default gives the holder thereof the right to accelerate or demand payment thereof and such amount is $500,000.00 or greater.

                  7.1.4 Falsity of any representation or warranty made by the Company and/or by any Subsidiary under this Agreement, and/or under any Document.

                  7.1.5 Failure by the Company and/or by any Subsidiary, in the observance or performance of any term, covenant (financial or otherwise), or condition contained in this Agreement and/or in any Document, provided, however, it shall not be an Event Default hereunder if the Company or any Subsidiary fails to observe or perform any obligations under Sections 5.1, 5.2, 5.3, 5.9 or 5.11 unless any such failure shall continue unremedied for a period of 30 (or more) days after notice thereof to the Company by the Bank.

                  7.1.6 Existence of or creation of a Lien (voluntary or involuntary), not permitted hereunder, upon any assets of the Company and/or of any Subsidiary, which is not discharged or satisfied within 15 days of creation.

                  7.1.7 Entry of one or more judgments for the payment of money in excess of $500,000.00 (either singly or in the aggregate) against the Company and/or against any

                  Subsidiary, (unless fully covered by insurance by an insurer which has not given notice of disclaimer with respect to such judgment) and failure to discharge or bond any such judgment or to have it stayed pending appeal within 30 days from the entry thereof, or, if such judgment shall be affirmed on appeal, failure to discharge such judgment within 30 days from the entry of such affirmance.

                  7.1.8 Issuance of one or more orders of attachment (which term shall be deemed to include the filing of any Federal tax lien), against the Company and/or against any Subsidiary and/or against any of their respective assets in the amount of $500,000.00 or greater (either singly or in the aggregate), which is not bonded, discharged or stayed within 30 days of its issuance or filing.

                  7.1.9 A case under Title 11 of the United States Code, or any proceeding under any other Federal or state bankruptcy, insolvency or other law relating to the relief of debtors, the readjustment, composition or extension of indebtedness or reorganization, (whether such law is now in existence or hereafter enacted), is commenced by or against the Company and/or by or against any Subsidiary, provided, however, it shall not be an Event of Default hereunder if such a case or proceeding is commenced without the application or consent of the Company or any of its Subsidiaries and the order, judgment or decree approving the same continues unstayed and in effect for a period of 60 days or more.

                  7.1.10 A custodian, as defined in Title 11 of the United States Code, shall have been appointed or taken possession of substantially all of the property of the Company and/or of any Subsidiary.

                  7.1.11 Voluntary suspension or cessation of all or a substantial part of the business of the Company.

                  7.1.12 Sale by the Company and/or by any Subsidiary of any assets material to the operation of the businesses of the Company and its Subsidiaries taken as a whole.

                  7.1.13 Dissolution, merger or consolidation of the Company except as permitted in Section 6.5.

                  7.1.14 Failure of the Company to maintain its corporate existence in good standing for a period of more than 30 days.

                  7.1.15            Insolvency of the Company.

                  7.1.16 The Company challenges, commences or joins as a party to any action or proceeding in which the validity, enforceability or binding effect of this Agreement or any Document is challenged.

                  7.1.17 The Company and/or any of its officers, directors, or employees engages in any "prohibited transaction" as defined in Section 406 of ERISA (other than a prohibited transaction exempt under Sections 407 or 408 of ERISA), with respect to the Existing Plan or any Plan hereafter created by the Company which would be subject to penalty under Section 502(i) of ERISA or tax under Section 4975 of the IRC.

                  7.1.18 Failure of the Existing Plan or Plan hereafter established by the Company to satisfy Section 401(a) of the IRC.

                  7.1.19 Failure of the Company to comply with the reporting and disclosure requirements of ERISA Title I.

                  7.1.20 Imposition upon the Company of any excise tax under Chapter 43 of the Code relating to employee benefit matters which either individually or in the aggregate with all other excise taxes exceeds $500,000.00.

                  7.1.21 Failure of any plan of deferred compensation for the Company to qualify for the "top hat exemption" under Sections 201(2), 301(a) (3) and 401(a) (1) of ERISA.

                  7.1.22 The Company and/or any officer or director of the Company is convicted of a criminal violation under any Federal or state securities laws or the Racketeering Influence and Corruption Act and/or any other criminal law.

         7.2 Remedies. Upon the occurrence of an Event of Default under this Agreement, Bank may, at its sole option, terminate, without notice, to the Company, the Company's rights to borrow under the Revolving Credit and declare all the Indebtedness, immediately due and payable without presentment, demand, protest, notice of protest or notice of dishonor of any kind, all of which are hereby expressly waived by the Company. In addition, upon the occurrence of an Event of Default under this Agreement, Bank may proceed to protect and enforce its rights hereunder and under the Documents and realize on any Collateral, in any manner or order it deems expedient. In addition to all other rights hereunder or under law, upon the occurrence of an Event of Default, Bank shall have the right to institute proceedings in equity or other appropriate proceedings for the specific performance of any covenant or agreement made in this Agreement or in any Document or for an injunction against the violation of any of the terms of this Agreement or of any Document or in aid of the exercise of any power granted in this Agreement or in any Document or by law or otherwise. All Bank's rights and remedies under this Agreement and under the Documents and under law and equity are cumulative and not exclusive of any thereof or of any other rights or remedies available to Bank. No course of dealing between the Company, and Bank or any delay or omission in exercising any right or remedy of Bank shall operate as a waiver of any right or remedy, and every right and remedy may be exercised from time to time and as often as shall be deemed appropriate by Bank.

         7.3 Waivers. Bank may, by written notice to the Company, at any time and from time to time, waive in whole or in part, and absolutely and unconditionally, any Event of Default under this Agreement. Any such waiver shall be only for such period and subject to such conditions or limitations as may be specified in any such notice. No such waiver shall extend to any other Event of Default or any subsequent Event of Default of the condition waived nor shall any waiver impair Bank's rights upon the occurrence of any subsequent Event of Default of the condition waived or any other Event of Default under this Agreement.

                               End of Section 7

                                   SECTION 8

                       Miscellaneous Terms and Provisions


         8.1 Successors and Assigns. This Agreement shall bind the successors and assigns of Bank and the Company, and shall inure to the benefit of Bank's successor and assigns, but not those of Company. Neither this Agreement nor any of the Company's rights hereunder may be assigned however, without the prior written consent of Bank.

         8.2 Choice of Law and Choice of Forum. This Agreement and all Documents executed and to be executed pursuant to this Agreement shall be deemed to be contracts made under New York law and shall be construed in accordance with New York law, without reference to conflict principles. Any litigation involving the Agreement and/or any of the Documents shall, at Bank's sole option, be tried in a court located in Monroe County, New York. THE COMPANY HEREBY WAIVES THE RIGHT TO A JURY TRIAL IN ANY LITIGATION OF ANY NATURE OR KIND IN WHICH BANK AND THEM OR EITHER OF THEM ARE PARTIES.

         8.3 Notices. Except as otherwise specified in this Agreement, all notices, statements, requests and demands provided for in this Agreement shall be deemed to have been given or made when delivered at or mailed postage prepaid to the Company at the address set forth above, Attn: President, and when delivered at or received postage prepaid to Bank at the address set forth above with a copy to 44 Exchange Street, Rochester, New York 14614, Attn: Mr. Timothy Jones, Assistant Vice President. No other written method of giving or making notices, statements, requests or demands is hereby precluded. Bank and the Company may change the address to which notices are to be sent by mailing notice of the change to the other party.

         8.4 Modifications. This Agreement cannot be modified or terminated orally but only by a writing signed by the party against whom modification or termination is sought. This provision may not be waived orally.

         8.5 Survival of Representative, Etc. All agreements, representations and warranties made by the Company in this Agreement or by any person in any Officers' Certificate or other Document delivered to Bank in connection with the transactions contemplated by this Agreement, shall survive execution and delivery of, and payment of the Revolving Credit Note and shall continue in full force and effect so long as any Indebtedness is outstanding, or so long as the Company has any rights to borrow under the Revolving Credit, whichever date is later.

         8.6 Handwritten Changes. No handwritten modifications or deletions in this Agreement and/or in any Document shall be effective unless initialed by duly authorized representatives of both Bank and the Company. This provision shall not apply to handwritten insertions to complete blanks in the Agreement and/or in the Documents.

         8.7 Set-Off. The Company agrees that Bank shall have the right to set-off toward payment of the Indebtedness:

                  8.7.1 Any indebtedness, matured or unmatured, due or to become due, owed by Bank to the Company; and,

                  8.7.2 Any monies, claims or other property belonging to the Company held by Bank now or at any time on deposit.

         The Company hereby assigns and grants Bank a first and prior lien upon such claims and properties including but not limited to all bank accounts maintained at Bank. The rights granted Bank under this Section 8.7 shall not limit or modify Bank's common law right of set-off.

         8.8 Costs and Expenses. The Company will reimburse Bank on demand, or without demand in case of the occurrence of any Event of Default specified in the Agreement, for any and all necessary out-of-pocket expenses, including Bank's reasonable attorneys' fees and disbursements, paid or incurred by Bank in connection with this Agreement and/or the Documents, whether incident to:

                  8.8.1 Administration of this Agreement and the Documents; or

                  8.8.2 Handling, collection, enforcement, preservation or protection of the Note or any other Indebtedness, hereunder or under any Documents, or of any other right or claim, including enforcement of Bank's rights in Collateral and in all proceedings arising under the Bankruptcy Code, including but not limited to obtaining adequate protection and/or relief from the automatic stay.

         8.9 Performance for the Company. If the Company shall fail to do any act or thing which it has covenanted to do hereunder, Bank may (but shall not be obligated to), on oral or written notice to the Company, do the same or cause it to be done, either in its name or in the name and on behalf of the Company and the Company hereby irrevocably authorizes Bank so to act. All sums expended pursuant to this Section shall be payable with interest on demand and shall constitute a portion of the Indebtedness.

         8.10 Indemnity. The Company hereby indemnifies and holds Bank, its employees, agents, officers and directors harmless from and against any claims, actions, demands, penalties, fines, liabilities, settlements, costs, or expenses (including but not limited to reasonable attorneys' fees, consultant fees, investigation and laboratory fees, court costs and litigation expenses) of any nature or kind whatsoever, known or unknown, arising out of, or in any way related to:

                  8.10.1 The past, present or future disposal or release of any Hazardous Substance on Real Property.

                  8.10.2 Any personal injury (including wrongful death), or property damage (real or personal), arising out of the Company's use, storage, disposal or release of any Hazardous Substance.

                  8.10.3 Any action, arbitration or administrative proceeding brought or threatened as a result of the Company's use, storage, disposal or release of any Hazardous Substance.

                  8.10.4 Any violation of law, order, regulation, requirement or demand of any governmental authority, in any way related to the Company's use, storage, disposal or release of any Hazardous Substance.

         8.11 Entire Agreement. This Agreement and the Documents executed in connection herewith constitute the entire agreement between the parties hereto relating to the financial commitments provided for herein and supersede all prior writings or agreements pertaining hereto.

         8.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original.


                               End of Section 8

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written


                                    MANUFACTURERS AND TRADERS TRUST COMPANY


                                    By:     /s/ Timothy Jones
                                            Name:  Timothy Jones
                                            Title: Assistant Vice President


                                    PSC INC.


                                    By:     /s/ William J. Woodard
                                            Name:  William J. Woodard
                                            Title: Vice President - Finance
                                                              and Treasurer





STATE OF NEW YORK)
COUNTY OF MONROE ) SS:

         On the 28 day of September, 1995, before me personally came TIMOTHY JONES, To me known, who being by me duly sworn, did depose and say that he resides at Rochester, New York; that he is an Assistant Vice President of MANUFACTURERS AND TRADERS TRUST COMPANY, the corporation described in and which executed the foregoing instrument; and that he signed his name thereto pursuant to authority granted him by the board of directors of said corporation.

                                            ---------------------------------
                                                     Notary Public

STATE OF NEW YORK)
COUNTY OF MONROE ) SS:

     On the 28 day of September, 1995, before me personally came WILLIAM J. WOODARD, to me known, who being by me duly sworn, did depose and say that he resides at Rochester, New York; that he is the Vice President - Finance and Treasurer of PSC INC., the corporation described in and which executed the foregoing instrument; and that he signed his name thereto by order of the board of directors of said corporation.
                                            ---------------------------------
                                                     Notary Public

                   AMENDED AND RESTATED REVOLVING CREDIT NOTE


$20,000,000.00                                              September 28th, 1995
                                                             Rochester, New York


     FOR VALUE RECEIVED, PSC INC. (the "Company"), a New York corporation, promises to pay to MANUFACTURERS AND TRADERS TRUST COMPANY (the "Bank") at its principal offices at One M&T Plaza, Buffalo, New York 14240, the principal sum of TWENTY MILLION DOLLARS and NO CENTS ($20,000,000.00) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Revolving Credit Loans made by the Bank to the Company under the Restated Credit Agreement referred to below), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided for in the Restated Credit Agreement, and to pay interest on the unpaid principal amount of each such Revolving Credit Loan, at such office, in like amount in immediately available funds, for the period commencing on the date such Revolving Credit Loan is made and continuing until such Revolving Credit Loan shall be paid in full, at the rates per annum and on the dates provided for in the Restated Credit Agreement.

     The date, amount, type, interest rate and duration of Interest Period (if applicable) of each Revolving Credit Loan made by the Bank to the Company, and each payment made on account of the principal thereof, shall be recorded by the Bank on its books and, prior to any transfer of this Note, endorsed by the Bank on the schedule attached hereto or any continuation thereof, provided the failure of the Bank to make any such recordation or endorsement shall not affect the obligation of the Company to make a payment when due of any amount owing under the Restated Credit Agreement or hereunder in respect of the Revolving Credit Loans made by the Bank.

     This Note is the Amended and Restated Revolving Credit Note referred to in the Amended and Restated Credit Facility Agreement dated as of September 28, 1995 ("Restated Credit Agreement") between the Company and the Bank and evidences Revolving Credit Loans made by the Bank thereunder. This Note is given in replacement of and in substitution for, but not in payment of a certain $5,000,000.00 Revolving Credit Note dated December 21, 1994 issued by the Company to the Bank in connection with the Existing Agreement. Terms used but not defined in this Note have the respective meanings assigned to them in the Restated Credit Agreement.

     The Restated Credit Agreement provides for, among other things, the acceleration of the maturity of this Note upon the occurrence of certain events and for the prepayments of the Revolving Credit Loans evidenced hereby upon the terms and conditions specified therein.

     This Note shall be governed by, and construed in accordance with, the internal laws of the State of New York and may not be amended or modified orally but only by writing signed by the Company and the Bank.

     IN WITNESS WHEREOF, the Company has executed this Note as of the day and year first above written.

                                  PSC INC.


                             By:
                            Name: William J. Woodard
                                  Title: Vice President - Finance
                                  and Treasurer



STATE OF NEW YORK )
COUNTY OF MONROE  )ss:


     On this 28th day of September, 1995, before me personally came William J. Woodard, to me known, who, being by me duly sworn, did depose and say that he is the Vice President - Finance and Treasurer of PSC Inc., the corporation described in and which executed the above instrument; and that he signed his name thereto by order of the board of directors of said corporation.



                                 Notary Public